UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  April 18, 2023
FINWISE BANCORP
(Exact name of registrant as specified in its charter)

Utah	001-40721	83-0356689
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

756 East Winchester St., Suite 100		84107
Murray,	Utah
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code:  (801) 501-7200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	FINW	The NASDAQ Stock Market LLC

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 18, 2023, the Board of Directors (the “Board”) of FinWise Bancorp (the “Company”), acting on the recommendation of its Compensation Committee, adopted an executive compensation program for Mr. Kent Landvatter, the Company’s Chairman, Chief Executive Officer and President, which, in addition to base salary, comprises a cash bonus plan (the “Cash Bonus Plan”) that will be used to calculate cash bonuses that may become payable with respect to 2023 and a long-term incentive plan (the “LTIP”) used to award equity compensation in 2023. The Cash Bonus Plan and LTIP are intended to operate on an integrated basis with the cash bonus plan and long-term incentive plan covering other employees of the Company which were previously disclosed on a Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on March 27, 2023.

Cash Bonus Plan

The Cash Bonus Plan is intended to align pay with financial performance and shareholder value creation by basing Mr. Landvatter’s cash bonus on the achievement of specified levels of pre-tax net income. Mr. Landvatter’s bonus may range from 0% of the target bonus amounts to a maximum bonus amount to be established based on an aggregate bonus pool determined utilizing actual pre-tax net income realized by the Company. No bonus amount is provided for performance below the threshold level, which is 60% of the target level; 60% of the target bonus amount is provided for performance at the threshold level; the target bonus amount is provided for performance at the target level; and a greater bonus amount up to the maximum bonus amount is provided for performance greater than the target level. Mr. Landvatter’s actual bonus amount is calculated by linear interpolation between the different levels, i.e., between the threshold and the target and between the target and the maximum bonus amounts.

For 2023, the amount payable under the Cash Bonus Plan ranges from $0 to the maximum bonus amount for Mr. Landvatter based on a target bonus of $240,000.

The Compensation Committee can reduce the bonus for all employees covered by the Cash Bonus Plan collectively by up to 25% if it determines, in its sole discretion, that inappropriate risk was taken by the Company. In addition, the Committee retains the ability to assess the incentive plan outcomes and determine if any discretionary adjustments should be considered for Mr. Landvatter to best align with overall performance and shareholder interests.

LTIP

The long-term incentive grants are intended to align executives with the Company’s value creation. On April 18, 2023, Mr. Landvatter was granted 56,000 shares of restricted stock and a stock option entitling him to purchase 28,866 shares of the Company’s common stock for $8.62 per share under the LTIP. Both grants were made pursuant to the Company’s 2019 Stock Option Plan and vest ratably over three years based on achievement of specified levels of the Company’s return on average assets (ROAA).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, FinWise Bancorp has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: April 24, 2023	FINWISE BANCORP

/s/ Michael O'Brien
Name: Michael O'Brien
Title: Corporate Secretary and Executive Vice President